[DESCRIPTION]COOKER RESTAURANT CORPORATION   DEF 14A

                              SCHEDULE 14A
                	     (Rule 14a-101)
	         INFORMATION REQUIRED IN PROXY STATEMENT
	                SCHEDULE 14A INFORMATION

	Proxy Statement Pursuant to Section 14(a) of the Securities
 	                   Exchange Act of 1934

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| | Preliminary Proxy Statement   | |Confidential, For Use of the Commission
                                     Only (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
| |  Definitive Additional Materials
| |  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

    	              Cooker Restaurant Corporation
-------------------------------------------------------------------------------
	     (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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

 	              COOKER RESTAURANT CORPORATION
	                 5500 Village Boulevard
	              West Palm Beach, Florida  33407


	           1999 ANNUAL MEETING OF SHAREHOLDERS

	                       June 18, 1999

Dear Shareholder:

You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Cooker Restaurant Corporation which will be held at 9:00 a.m., Eastern Daylight Time, on July 19, 1999 at our headquarters, 5500 Village Boulevard, West Palm Beach, Florida. The matters on the meeting agenda are described in the Notice of 1999 Annual Meeting of Shareholders and Proxy Statement which accompany this letter.

We hope you will be able to attend the meeting, but, whatever your plans, we ask that you please complete, execute and date the enclosed proxy card and return it in the envelope provided so that your shares will be represented at the meeting.

                                               Very truly yours,

                                               /s/ G. Arthur Seelbinder
                                               ------------------------
                                               G. Arthur Seelbinder
                                               Chairman of the Board and
                                               Chief Executive Officer

  	                   COOKER RESTAURANT CORPORATION

	            NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS

	                    TO BE HELD JULY 19, 1999

To the Shareholders of
COOKER RESTAURANT CORPORATION:

The Annual Meeting of Shareholders of Cooker Restaurant Corporation (the "Company") will be held at our headquarters, 5500 Village Boulevard, West Palm Beach, Florida, on Monday, July 19, 1999 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1. To elect two directors, each to serve for a term of three years or until their successors are duly elected and qualified.

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on May 21, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of shareholders will be available for examination by any shareholder at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card in the envelope provided.


                                         By Order of the Board of Directors,


                                         /s/ G. Arthur Seelbinder
                                         -----------------------------------
                                         G. Arthur Seelbinder
                                         Chairman of the Board and
                                         Chief Executive Officer


West Palm Beach, Florida
June 18, 1999

                          COOKER RESTAURANT CORPORATION

	               1999 ANNUAL MEETING OF SHAREHOLDERS

	                          July 19, 1999

                                 PROXY STATEMENT
 	                       Dated June 18, 1999

	                       GENERAL INFORMATION

Solicitation. This Proxy Statement is furnished to the shareholders of Cooker Restaurant Corporation, an Ohio corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies to be voted at the 1999 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on July 19, 1999 and any adjournment thereof. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about June 18, 1999.

Voting Rights. Shareholders of record at the close of business on May 21, 1999 are entitled to notice of and to vote at the Annual Meeting. As of that date, there were approximately 5,985,000 Common Shares of the Company, without par value ("Common Shares"), issued and outstanding. Each shareholder of record on May 21, 1999 is entitled to one vote per Common Share held of record on all matters which may be brought before the Annual Meeting.

Authorization. All shares represented by properly executed proxies received by the Company pursuant to this solicitation will be voted in accordance with the shareholders' directions specified on the proxy card. If no directions have been specified by marking the appropriate square on the accompanying proxy card, the shares represented by such proxy will be voted in accordance with the recommendation of the Board of Directors, which is FOR the election of Henry R. Hillenmeyer and William L. Jackson as directors of the Company. The proxy will also be voted at the discretion of the persons acting under the proxy to transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

Revocation. Any shareholder returning the accompanying proxy has the power to revoke it at any time before its exercise by giving written notice of revocation to the Company (addressed to the attention of the Secretary), by giving oral notice of revocation to the Company at the Annual Meeting, by duly executing and delivering to the Company a proxy card bearing a later date, or by voting in person at the Annual Meeting.

Tabulation. Under Section 1701.51 of the Ohio Revised Code ("ORC")  and the
Code of Regulations of the Company, a quorum must be present at the Annual Meeting in order for any valid action, including the election of directors and voting on the other matters presented to the meeting, other than adjournment, to be taken thereat. The Code of Regulations of the Company provides that a quorum consists of the holders of a majority of the voting shares present in person or by proxy. Shares represented by signed proxies that are returned to the Company will be counted toward the quorum in all matters even though they are marked as "Abstain," "Against" or "Withhold Authority" on one or more or all matters or they are not marked at all (see "Authorization"). Broker/dealers, who hold their customers' shares in street name, may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which, under such rules, typically include the election of directors, but broker/dealers may not vote such shares on other matters, which typically include amendments to the articles of incorporation of the Company and the approval of stock compensation plans, without specific instructions from the customer who owns such shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Such proxies count toward the establishment of a quorum.

Under Section 1701.55 of the ORC, directors are elected by a plurality of the votes for the respective nominees. Therefore, proxies that are marked "Withhold Authority" and broker non-votes, if any, will not affect the election of directors.

	                   ELECTION OF DIRECTORS

Nominees for Election as Directors

At the Annual Meeting, two nominees will be elected as directors. See "General Information - Tabulation." Directors elected at the Annual Meeting will hold office for a three-year term expiring at the Annual Meeting of Shareholders in 2002 or until their successors are elected and qualified. The Company has no reason to believe that any of the nominees will not stand for election or serve as a director. If any person nominated fails to stand for election, the proxies will be voted for the election of such other person as shall be designated by the persons named in the proxy.

The Board of Directors has nominated the following persons to serve as directors of the Company:

HENRY R. HILLENMEYER, age 55, has been a director of the Company since 1994. Since March 1995, Mr. Hillenmeyer has served as the Chairman and Chief Executive Officer of Skill Search Corporation, a resume database and internet recruitment company. He has also served, since August 1997, as Chairman and Chief Executive Officer of Preston's Food Service, LLC, operator of
Preston's New American Bistro, a casual dining restaurant in Dallas, Texas. He also was Chairman and President of Southern Hospitality Corporation, a Wendy's franchise operator based in Nashville, Tennessee, from May 1988 to October 1994.

WILLIAM LEHR JACKSON, age 57, has been a director of the Company since September 1998. He is a co-founder and Principal In Charge of Williams Jackson Ewing, a specialty retail development company. He has been with Williams Jackson Ewing since 1978. In 1971, he became the Regional Leasing Director for the Rouse Company. Mr. Jackson received his Bachelor of Arts in Economics from the University of Virginia. He also was a Captain in the United States Marine Corps, earning a Distinguished Flying Cross and the Navy Commendation Medal for time served in Vietnam.

Directors Whose Terms Continue Until the 2000 Annual Meeting:

GLENN W. COCKBURN, age 43, is one of the founders of the Company. He has been a director of the Company since 1989. In 1991, he was elected Senior Vice President - Operations of the Company. He was Vice President - Food Services of the Company from 1988 to 1991 and was Vice President of Food Operations of Cooker Corporation (a predecessor of the Company) from 1986 to 1988 when it was merged into the Company. He is a graduate of the Culinary Institute of America in Hyde Park, New York.

DAVID T. KOLLAT, age 60, has been a director of the Company since 1988 and is Chairman of 22 Inc., a company specializing in research and consulting for retailers and consumer goods manufacturers. He is a director of Consolidated Stores, Inc., The Limited, Inc., Wolverine Worldwide, Inc., Cheryl & Co., Inc., SBC Advertising, Christy &
Associates, Select Comfort, Children's Hospital Foundation, AEI Music Network and Starpower, Inc. He earned his Doctor of Business Administration degree at Indiana University, and was a Professor of Marketing in the College of Administrative Sciences of The Ohio State University from 1965 to 1972.

HARVEY M. PALASH, age 65, has been a director of the Company since January 1997. He has been a director of the National Hot Rod Association since 1979 and has served as Vice Chairman since 1986. He also served as a director of Southern Hospitality Corporation, a Wendy's franchise operator based in Nashville, Tennessee, from 1988 to 1994. He has been a consultant for Hubbard Broadcasting since January 1990. He was a consultant for the Nashville Network from 1990 to 1992. In 1985, he founded Diamond P Video, Inc. and served as Chief Executive Officer until he sold the company in January 1990. In 1980, he founded Diamond P Sports, Inc. and served as Chief Executive Officer until he sold the company in January 1990. He has a J.D. degree from the Loyola Law School. He received his license to practice law in California in 1966.

Directors Whose Terms Continue Until the 2001 Annual Meeting:

DAVID L. HOBSON, age 62, has been a director of the Company since 1986. Mr. Hobson became a member of the United States House of Representatives in January 1991. Before being elected to the House of Representatives, he served as a member of the Ohio Senate for more than five years and was its president Pro Tem.

ROBIN V. HOLDERMAN, age 47, has been a director of the Company since 1986. Mr. Holderman has been the Vice President and General Manager for Opus North Corporation, a commercial real estate development company, since July 1998. Mr. Holderman was an Executive Vice President of Corporate Development of Karrington Health, Inc., an assisted living facilities operating and development company, from November of 1996 to July 1998. He served as President of Ruscilli Development Co., Ltd., a real estate development company, from May 1995 to November 1996. He served as Manager of Industrial Development of Duke Realty Investments, Inc., a real estate development company, from April 1994 to May 1995, and prior thereto was the founder and President of Conquest Corporation, a commercial and industrial real estate development company located in Columbus, Ohio. From 1990 through 1992, he was the Director of Development for the Columbus office of the Miller-Valentine Group, a Dayton, Ohio-based commercial real estate developer and design/build contractor.

G. ARTHUR SEELBINDER, age 56, is one of the founders of the Company. He has been Chairman of the Board, Chief Executive Officer and a director of the Company since 1986 and served as President from September 1989 until December 1994. He was Chairman of the Board of Cooker Corporation from 1984 until
1988 when it was merged into the Company. Mr. Seelbinder is also a director and the President of Financial Land Corporation, a real estate holding company.

Board of Directors Meetings

The Board of Directors held nine meetings in fiscal 1998 and each of the directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and committees (if any) on which he served.

Committees

The Company has a standing Audit Committee and a standing Compensation Committee. The Company does not have a committee whose functions include nominating directors.

The Audit Committee (comprised of Robin V. Holderman, W. Lehr Jackson and Harvey M. Palash (Chair) as of the end of fiscal 1998) recommends the firm to be employed by the Company as its independent auditors; reviews, in consultation with the independent auditors, their report of audit, or proposed report of audit, and the management letter, if any; consults with the independent auditors (periodically and, as appropriate, out of the presence of management) with regard to the adequacy of the internal accounting controls; and approves transactions between the Company and its officers. The Audit Committee held two meetings in fiscal 1998.

The Compensation Committee (comprised of Henry R. Hillenmeyer, David L. Hobson, and David T. Kollat (Chairman)) establishes the compensation of all officers and management employees of the Company, adopts compensation plans for them, approves employment agreements with such persons, administers and interprets the 1988 and 1992 Employee Stock Option Plans and the 1996 Officers' Stock Option Plan, and takes any action that is permitted to be taken by a committee of the Board of Directors under the terms of such plans, including the granting of options. The Compensation Committee held five meetings in fiscal 1998.

	       SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS,
	        DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table sets forth, as of March 31, 1999, certain information with respect to the beneficial ownership of Common Shares by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Shares, (ii) each director or nominee for director of the Company, (iii) each of the Named Executives (as defined in "Compensation of Management" below) and (iv) the Company's directors and executive officers as a group.

                                 Number of Shares
Shareholder		         Beneficially Owned (a)    Percent of Class

G. Arthur Seelbinder (b)	  508,940 (c)                   7.8%
Glenn W. Cockburn (b)		  315,394 (c)	                5.0%
Henry R. Hillenmeyer (b)	   15,666 (c)(d)                 (i)
David L. Hobson	(b)		   58,874 (e)	                 (i)
Robin V. Holderman (b)		   39,918 (c)		         (i)
David T. Kollat (b)		  135,344 (c)	                2.2%
W. Lehr Jackson (b)                   -   		        0.0%
Harvey M. Palash (b)		  100,650 (c)		        1.3%
Phillip L. Pritchard (b)          432,950 (c)                   6.8%
Mark W. Mikosz	(b)	              -   	                0.0%
Margaret A. Epperson (b)            6,724 (c)                    (i)
All directors and  executive
  officers as  a group (11
  persons)	                1,599,809 (c)	               23.0%
Dimensional Fund Advisors Inc.    686,162 (e)		       11.1%
Heartland Advisors                569,900 (h)		        9.2%
The TCW Group, Inc.	  	   65,503 (g)		        1.0%
Wellington Management
  Company, LLP		 	  757,000 (f)		       12.3%


(a) Unless otherwise indicated, the beneficial owner has sole voting and investment power over these shares subject to the spousal rights, if any, of the spouses of those beneficial owners who have spouses.

(b) Address is c/o the Company, 5500 Village Boulevard, West Palm Beach, Florida 33407.

(c) Includes Common Shares subject to stock options outstanding and exercisable within 60 days of March 31. 1999; for Mr. Seelbinder, 179,420 Common Shares; for Mr. Cockburn, 161,244 Common Shares; for Mr. Hillenmeyer, 12,600 Common Shares; for Mr. Hobson, 19,442 Common Shares; for Mr. Holderman, 37,836 Common Shares; for Mr. Kollat, 61,712 Common Shares; for Mr. Pritchard, 236,522 Common Shares; for Mrs. Epperson, 4,105 Common Shares; and for all directors and executive officers as a group, 698,228 Common Shares.

(d) Includes 1,314 Common Shares owned of record by his spouse and children, as to which beneficial ownership is disclaimed.

(e) Dimensional Fund Advisors Inc.'s address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have sole voting power with regard to 686,162 Common Shares and sole investment power with regard to 686,162 Common Shares as of February 12, 1999, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in a series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. A
Schedule 13G filed by Dimensional with the Securities and Exchange Commission for calendar year 1998 is the source of information concerning Dimensional reported in this Proxy Statement.

(f) Wellington Management Company, LLP's ("WMC") address is 75 State Street, Boston, Massachusetts 02109. WMC has shared voting power with regard to 457,000 Common Shares and shared investment power with regard to 757,000 Common Shares. A Schedule 13G filed by WMC with the Securities and Exchange Commission dated December 31, 1998 is the source of information concerning WMC reported in this Proxy Statement.

(g) The TCW Group, Inc.'s ("TCW") address is 865 South Figueroa Street, Los Angeles, California 90017. TCW is deemed to beneficially own 64,503 Common Shares as of February 12, 1999. Mr. Robert Day may be deemed to control TCW. Mr. Day's address is 200 Park Avenue, Suite 2200, New York, New York 10166. Neither TCW nor Mr. Day directly own Common Shares. The Common Shares which they are deemed to beneficially owned are directly owned by subsidiaries of TCW. Both TCW and Mr. Day disclaim beneficial ownership of all such shares. A
Schedule 13G filed by TCW with the Securities and Exchange Commission dated February 12, 1999 is the source of information concerning TCW reported in this Proxy Statement.

(h) Heartland Advisors, Inc.'s ("Heartland") address is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202. Heartland has sole voting power with regard to 51,900 Common Shares and sole investment power with regard to 569,900 Common Shares. A Schedule 13G filed by Heartland with the Securities and Exchange Commission dated January 13, 1999 is the source of information concerning Heartland reported in this Proxy Statement.

(i) Less than one percent.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Cooker Restaurant Corporation's executive officers, directors, and persons who own more than 10% of the Company's stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These reports are also filed with the New York Stock Exchange.

SEC Regulations require Cooker Restaurant Corporation to identify anyone who filed a required report late during the most recent fiscal year. Based on review of reports furnished to the Company and written representations, the Company believes during fiscal year ended January 3, 1999, all section 16(a) filing requirements were met except:

     Margaret A. Epperson, an officer of the Company, failed to file a Form 4 on time as to the exercise of 4,854 options of the Company's common stock in April 1998. The exercise was reported in May 1998.

 	                 COMPENSATION OF MANAGEMENT

Summary Compensation Table

The following table sets forth certain information concerning the annual and long term compensation for the last three fiscal years of the Chief Executive Officer of the Company and the other executive officers whose total annual salary and bonus exceeded $100,000 during the last fiscal year (the "Named Executives").

                                                          Long Term
                                                         Compensation
                                                            Awards
		                                          Securities
		                                          Underlying
Name and		       Annual Compensation          Options
Principal Position      Year	Salary	   Bonus (Shares) Compensation All Other
--------------------------------------------------------------------------------

G. Arthur Seelbinder	1998    $228,158   49,438           75,000    $  ---
Chairman of the Board   1997	 231,357  142,380	   160,000       ---
Chief Executive Officer	1996	 215,000  437,259	    75,000	2,190 (a)

Phillip L. Pritchard	1998	 185,619   30,713           33,000       ---
President-Chief		1997	 191,357   81,648	    42,000	 ---
Operating Officer       1996	 180,000  256,860	   150,000	2,190 (a)

Glenn W. Cockburn	1998	 140,240   15,000           21,000       ---
Senior Vice-President	1997	 155,734   40,500	    26,000	 ---
Operations		1996	 143,750  141,574	    25,000	2,190 (a)

David C. Sevig		1998(b)	  58,016    9,916             ---        ---
Vice President-Chief	1997	 131,684   33,750           23,000       ---
Financial Officer	1996	 115,000   92,019           20,000	2,190 (a)

Mark W. Mikosz          1998(c)   75,000    5,000           22,000     36,810 (d)
Vice President-Chief    1997        ---      ---              ---        ---
Financial Officer       1996        ---      ---              ---        ---

(a) The amount listed is an allocation to the account of the Named Executive in the ESOP, which was an employee stock ownership plan under the Code. Any amounts shown for 1996 and 1997 represent Common Shares allocated to the account of the Named Executive as of the end of each such year. Such allocations were made during the next year. Common Shares were valued at $11.75 at the end of 1996 and $9.75 at the end of 1997. The Company, in its sole discretion, could make contributions to the ESOP in the form of cash or Common Shares. These contributions and forfeiture of invested accounts were allocated to the individual account of every employee of the Company who is age 21 and employed on December 31 of each year in proportion to such employee's relative compensation for the year. The accounts became 20 percent vested after three years of employment increasing to 100 percent vested after seven years of employment. Upon termination of employment, the vested amount of his account was delivered to the terminated employee. The ESOP was terminated by the Company effective June 30, 1998, with any vested shares and/or cash distributed to the participants.

(b) Resigned effective March 28, 1998

(c) Hired June 1, 1998.

(d) Amount reflects payments made in association with Mr. Mikosz's move to Florida as per his employment agreement with the Company.

Option Grants in Last Fiscal Year

The following table sets forth certain information concerning grants of stock options to the Named Executives during the last fiscal year.

                               Individual Grants (a)          Grant Date Value
                     ---------------------------------------------------------
                                 Percent of
                                 Total
                     Number of   Options
                     Securities  granted      Exercise
                     Underlying  Granted to   of                   Grant
                     Options     Employees    Base                 Date
                     Granted     in           Price     Expiration Present
Name                 (shares)    Fiscal Year  ($/share) Date       Value
------------------------------------------------------------------------------
G. Arthur Seelbinder 47,857(a)     18.4%       $5.50    01/27/08   $229,714(c)
                     27,156(b)     15.4%       $5.50    04/16/08   $130,349(c)

Glenn W. Cockburn    20,621(a)      8.0%       $5.50    01/27/08   $ 98,981(c)

Phillip L. Pritchard 33,311(a)     12.9%       $5.50    01/27/08   $159,893(c)

Mark W. Mikosz       21,854(d)      9.2%       $5.50    07/15/08   $104,899(c)
----------------------

(a) These options were granted on January 26, 1998. The exercise price is the market value of the Common Shares on December 14, 1998, as all options granted in 1996, 1997, and 1998, were repriced on December 14, 1998. Each option vests in four equal installments on each of the first four anniversaries of the date of original grant and lapses 90 days after death or disability or 30 days after termination of employment. All unvested options vest upon a change in control, see "Change in Control Arrangements."

(b) These options were granted on April 15, 1998. The exercise price is the market value of the Common Shares on December 14, 1998, as all options granted in 1996, 1997, and 1998, were repriced on December 14, 1998. These options vested one year after the date of grant and lapse 90 days after death or disability or 30 days after termination of employment. All options vest upon a change in control, see "Change in Control Arrangements."

(c) The per share weighted-average fair value of stock options during 1998 was $4.80 on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions: expected dividend yield of
1.05 percent, risk-free interest rate of 4.54%, an expected life of 7 years, and volatility of 35%.

(d) These options were granted on July 14, 1998. The exercise price is the market value of the Common Shares on December 14, 1998, as all options granted in 1996, 1997, and 1998, were repriced on December 14, 1998.
These options vest in four equal installments on each of the first four anniversaries of the date of original grant and lapse 90 days after death or disability or 30 days after termination of employment. All options vest upon a change in control, see "Change in Control Arrangements."

Aggregate Option Exercises and Fiscal Year-End Stock Option Values

The following table sets forth certain information concerning the exercise of stock options by the Named Executives during the last fiscal year and the number and value of unexercised stock options held by each of them at the end thereof.

                                            Number of        Value of
                                            Underlying       In-the-money
                                            Options at       Options at
                                            Fiscal           Fiscal
                      Shares                Year End         Year End
                      Acquired    Value     (Exercisable/    (Exercisable/
Name                  on Exercise Realized  Unexercisable)   Unexercisable)
----------------------------------------------------------------------------
G. Arthur Seelbinder  100,000    $556,250  125,808 / 168,689 $384,716 / $84,480

Glenn W. Cockburn         0           0    148,388 /  40,114 $ 84,850 / $20,057

Phillip L. Pritchard      0           0    199,927 /  96,454 $ 24,964 / $48,227

Mark W. Mikosz            0           0          0 /  21,854 $      0 / $10,927


Common Share Performance

The following graph shows the yearly percentage change in the cumulative total return to holders of Common Shares, assuming dividend reinvestment, and the cumulative total return, assuming dividend reinvestment, of the Russell 2000 Index and the Value Line Restaurant Industry Index since the market close on the last trading day before the beginning of the Company's fifth preceding fiscal year (1994), through and including the end of the Company's last completed fiscal year (1998). The Russell 2000 Index is a capitalization weighted index of domestic equities traded on The New York and American Stock Exchanges and the Nasdaq National Market which excludes the 1,000 largest capitalization equities of the 3,000 such equities. Common shares are traded on The New York Stock Exchange and fit within the Russell 2000 Index definition. The Value Line Restaurant Industry Index is published in the Value Line Industry Review. The graph is based upon an assumed investment of $100.00 in each of Common Shares, the Russell 2000 Index and the Value
Line Restaurant Industry Index on the last trading day before the beginning of the Company's fifth preceding fiscal year.

Data Points Used in Preparation of Graph in Original Proxy Statement


Index                           1993   1994   1995   1996   1997   1998
-----------------------------------------------------------------------
Cooker Restaurant Corporation   $100    46.80  88.33  91.70  75.89  47.99
Russell 2000 Index              $100    98.02 125.89 146.59 179.13 174.23
Restaurant Industry Index       $100    78.89 104.02  89.39  79.80  90.10


Compensation Committee Report on Executive Compensation

The primary purpose of the Company's executive compensation system as set forth in the Company's Long Range Strategic Plan for the Fiscal Years 1998 through 2002, is to promote, support and reward exceptional growth and premium profitability and thereby to maximize the value of the Company to its shareholders.

The Company's executive compensation system consists of three components: salary and fringe benefits, cash bonus payments and stock options. All of the Named Executives, including the Chief Executive Officer, are compensated under this system which is administered by the Compensation Committee.

Salary and fringe benefits (e.g., group health and life insurance) are intended to be no higher than the median of the base salaries and benefits paid by comparable restaurant companies. The Committee's objective is to minimize this component and increases in it so as to minimize fixed costs and break-even levels. Base salaries are reviewed and adjusted by the Committee based upon management's recommendations annually. The Committee's review includes a review of salaries paid by comparable restaurant companies to comparable officers, including the chief executive officer, as shown in their proxy statements and by a trade association survey. These companies consist of publicly-traded full-service restaurants in the casual dining segment of the restaurant industry.

Cash bonus payments are a function of the Company's incentive bonus plan, which is administered by the Compensation Committee. The bonuses payable under the incentive bonus plan are determined by the multiplication of three factors: the individual executive's base salary during the period of determination, which is usually one-half of a fiscal year, the bonus percentage amount set for each executive by the Compensation Committee at the same time that his base salary is set, and the par percentage of the Company as a whole for the period of determination. The par percentage of the Company is based on an earnings per share (diluted) target as determined by the Compensation Committee at the beginning of each fiscal half-year period. The earnings per share (diluted) target approved by the Committee becomes 100 percent of par. At the beginning of each half-year, the Compensation Committee establishes increments by which the par percentage is increased or decreased if the actual earnings per share (diluted) achieved for the half-year exceeds or falls short of the budgeted amount. At the end of each half-year, the Compensation Committee reviews the Company's financial performance for that half-year and determines the par percentage, which determination may include such adjustments as the Committee deems advisable. The determination of cash bonus is a mechanical exercise after the determination of the par percentage. Thus, if an executive's annual base salary is $80,000, his bonus percentage is 35 percent of base salary and the Company's earnings per share (diluted) for the half-year exceeded budget by a sufficient amount so that the Compensation Committee set the percentage payout at 125 percent of par, the executive's bonus for the fiscal half-year would be 1/2 x $80,000 x 35 percent x 125 percent or $17,500. The sum of salary and cash bonus payments at par should raise the executive's total compensation to the third quartile of total compensation paid by comparable restaurant companies to comparable officers. The incentive bonus plan has been operated by the Committee since the Company's initial public offering in 1989. During that time, par percentages have varied from a low of zero percent to a high of 154 percent. The percentage payout was 25 percent for the first half of 1998 and was 0 percent for the second half of 1998 (Note: Mark W. Mikosz, Chief Financial Officer, received 100% of his eligible bonus for the second half of 1998 per the terms of his employment agreement with the Company).
The cumulative average percentage payout under the incentive bonus plan through the end of fiscal year 1998 is 82.8 percent.

The final element of the Company's executive compensation system is the grant of stock options. The Compensation Committee grants options to the executives periodically under the Company's Employee Stock Option Plans which are administered by the Compensation Committee. Options generally have a ten year term, become exercisable as to 25 percent of the grant on each of the first four anniversaries of the date of grant (subject to change in control provisions discussed below under "Change in Control Arrangements"), lapse after termination of employment and have an exercise price equal to the market price of Common Shares on the date of grant. Assuming a constant price to earnings ratio, stock options, like cash bonus payments, reward profitability. Additionally, since profitable earnings growth should raise the price to earnings ratio above the Company's competitors, stock options should reward growth and the commensurate increase in the Company's value to its shareholders. On April 15, 1998, the Company granted stock options for 27,156 Common Shares to G. Arthur Seelbinder, Chief Executive Officer and Chairman of the Board. In 1998, Mr. Seelbinder exercised options for 100,000 Common Shares as part of a transaction which reduced the balance of a loan guaranteed by the Company. See "Option Grants in Last Fiscal Year" and "Certain Transactions."

The addition of stock options to the compensation system should raise the Company's compensation levels provided to its executives to a superior level in the marketplace which should allow the Company to attract and retain superior talent. At the same time, the Company and its shareholders are protected by the large variable amount of compensation which is paid only if superior results are achieved and by the nature of the incentives to maximize income and growth built into the system.

Under Section 162(m) of the Code, compensation paid by the Company to a Named Executive which is in excess of $1,000,000 in a year will be nondeductible by the Company for purposes of determining its federal taxable income unless such compensation is paid under a performance-based plan which is approved by the shareholders of the Company. Under the Internal Revenue Service Regulations promulgated under Section 162(m), the Company's 1988 and 1992 employee stock option plans (as amended in 1996) and the 1996 Officers' Stock Option Plan should be deemed to be performance-based compensation plans and amounts realized by the Named Executives under such plans should continue to be deductible by the Company. Because of the favorable treatment of the Company's employee stock option plans and the remoteness of the possibility that base compensation and cash bonus levels will exceed $1,000,000 during fiscal 1996 and the years thereafter, the Committee did not consider the impact of Section 162(m) on its decisions concerning compensation.

Compensation Committee: David T. Kollat (Chairman), Henry R. Hillenmeyer and David L. Hobson.

Change in Control Arrangements

The Compensation Committee has authorized the Company to enter into contingent employment agreements with the present and future Chairmen of the Board, Presidents, Vice Presidents, Secretaries or Treasurers of the Company. These employment agreements will be effective only after a change in control of the Company has occurred. A change in control includes
(a) the acquisition of 20 percent or more of the Company's Common Shares without the prior approval of the Board of Directors, (b) a majority of the directors elected at any meeting of shareholders being persons who are not nominated by the Company's then current Board of Directors, or (c) any merger, consolidation or transfer of substantially all of the Company's assets without approval by the Board of Directors. Furthermore, these agreements become effective only if the Company had a 10 percent return on assets and 15 percent earnings per share growth during the year preceding the year during which a change in control occurred. If a change in control occurs and the Company has met the profitability and growth targets set forth in the agreements, the employees who were party to the agreements will be employed by the Company for at least five years after the change in control with authority, responsibility and compensation not less than they had before the change in control. The agreements provide that, while the employees are employed by the Company after a change in control, they will not compete with the Company and will protect the Company's confidential information and intellectual property. If an employee's employment is terminated by the Company without cause (defined for this purpose to include willful failure to perform material employment obligations, acts of deliberate dishonesty involving the business of the Company or conviction of a felony involving the business of the Company, as determined by the Board of Directors after notice, opportunity to cure and a hearing), or if the employee resigns because he has determined in good faith that his authority, responsibility or compensation has been diminished, the Company must pay a severance payment equal to the maximum amount payable under Section 280G of the Code, which is generally three times the employee's average compensation over the previous five years. Under the agreements, the Company must bear all costs and legal fees associated with the agreement's enforcement by the employee and indemnify the employee against all claims by third parties or the Company unless the employee has been determined to be liable to the Company in a derivative action and a court refuses to grant him indemnification.
The agreements may be canceled by the Board of Directors at any time before a change in control has occurred. To date, the Company has entered into contingent employment agreements with G. Arthur Seelbinder, Glenn W. Cockburn, Mark W. Mikosz, and Margaret A. Epperson.

The Company's stock option plans each contain a provision providing that each option granted under the plan will become immediately exercisable as to 100 percent of the Common Shares subject to such option upon any change in control of the Company. A change in control is defined under the plans to include (a) the acquisition of 20 percent or more of the Company's Common Shares without the prior approval of the Board of Directors, (b) a majority of the directors elected in any annual meeting of shareholders being persons who are not nominated by the Company's then current Board of Directors, or (c) any merger, consolidation or transfer of substantially all of the Company's assets without approval by the Board of Directors.

Compensation of Non-Management Directors

In 1998 each director of the Company who was not an employee of the Company received $2,200 per quarter, $500 per board meeting attended, and $500 per committee meeting attended as compensation for his services as a director. In 1998, the chairman of the strategic planning committee received a retainer of $18,500 for his services as chairman of that committee. David L. Hobson, who is a member of the United States House of Representatives, is precluded from receiving any compensation from the Company for his services as a director by the rules of the House and has waived the payment of all such compensation.

Each director of the Company who is not an employee is eligible to receive options under the 1992 Director Plan. Only non-incentive options may be granted under the Directors Plan. The Directors Plan provides that a total of 24,000 shares will be granted at the time of the annual meeting of shareholders to the non-employee directors who attended 75 percent of the meetings of the Board of Directors held since the previous annual meeting. The options will be allocated among the eligible directors equally and will be exercisable at a price of 100 percent of the value of the Common Shares on the date of grant. Each option will become exercisable as to 25 percent of the shares which are subject to the option on completion of each full year of directorship after the grant and will terminate after 10 years and one day, 90 days after termination of directorship due to death or disability or 30 days after any other termination of directorship. Payment for Common Shares purchased upon exercise of an option must be made in full in cash at the time of exercise.

Certain Transactions

In 1994, the Board of Directors approved a guaranty by the Company of a loan of $5,000,000 to G. Arthur Seelbinder (the "Loan"), the Chairman of the Board. In January 1997, the Board approved a refinancing of the loan with The Chase Manhattan Bank of New York (the "Bank"). As refinanced and extended, the Loan from the Bank bears interest at the Bank's prime rate or LIBOR plus 2%, and was secured by 570,000 Common Shares and is guaranteed by the Company in the principal amount up to $6,250,000, including capitalized interest. Pursuant to the loan agreement between Mr. Seelbinder and the Bank, any reduction of the principal amount outstanding under the Loan shall not entitle Mr. Seelbinder to the advancement of additional funds under the Loan. The guaranty provides that the Bank will sell the pledged shares and apply the proceeds thereof to the Loan prior to calling on the Company for its guaranty.
The term of the Loan has been extended until January 31, 2000.

Pursuant to the Company's tender offer to repurchase Common Shares completed in 1998 (the "Offer"), Mr. Seelbinder tendered 737,562 shares, approximately 99% of the outstanding Common shares that he owned, including all 570,000 shares which secured the Loan. Approximately 414,555 shares were taken up in the Offer for a total price of approximately $4,352,827. Pursuant to Mr. Seelbinder's letter to the Company dated September 17, 1998, the net after tax proceeds of the sale of 167,652 shares or approximately $1,408,276 were applied by Mr. Seelbinder to the repayment of certain personal indebtedness and tax liabilities, the remaining net after tax proceeds (approximately $2,073,985) were applied to the Loan and the remaining 323,007 Common shares were returned to the Bank.

As of April 12, 1999, the amount of the Loan outstanding, including capitalized and accrued interest, was $3,497,635 and the undiscounted fair market value of the pledged shares was $1,726,069, based upon a market price of $5.625 per common share. The guaranty secures the loan until it is paid or refinanced without a guaranty. The Company would fund any obligation it incurs under the terms of its guaranty from additional borrowing under its Revolver. Mr. Seelbinder agreed to pay to the Company a guaranty fee each year that the guaranty remains outstanding beginning on March 9, 1994, the date the Company first issued its guaranty of the Loan. The amount of the guaranty fee is 1/4 percent of the outstanding principal amount of the guaranteed loan on the date that the guaranty fee becomes due. Mr. Seelbinder has agreed to use at least on-half of any incentive bonus paid to him by the Company to pay principal and interest on the Loan beginning with any incentive bonus paid for fiscal year 1998.

Because the value of the shares pledged to secure the Loan subsequent to the Offer was less than the amount required under the terms of the Loan, the Bank required the Company to make a cash deposit in such amount to satisfy the collateral shortfall as a result of the decreased price of the Company's common stock. The Bank, the Company and Mr. Seelbinder reached a preliminary agreement concerning such deposit under which Mr. Seelbinder paid $150,000 to the Bank, the Bank extended their maturity of the Loan to January 31, 2000, the Company made an initial cash deposit of approximately $1,600,000 in the Bank which will be revalued monthly, and Mr. Seelbinder will reimburse the Company for the amount by which the interest on the deposit is less than the interest the Company pays for funds under its Term Loan and Revolver. This use of the Company's funds will not materially affect its working capital or its ability to implement its capital expenditure plan or make improvements and betterments on its property. Subsequent to the initial cash deposit, the Company has made additional deposits totaling approximately $154,000 based upon changes in the price of Company's Common Stock. Mr. Seelbinder has also informed the Company that he intends to discuss with the Bank or other financing sources the refinancing of the balance of the Loan. There can be no assurance that such refinancing will occur or that, if the Loan is refinanced, the guaranty will not remain outstanding or that the deposit will be returned to the Company.

INDEPENDENT ACCOUNTANTS

KPMG LLP ("KPMG") served as the Company's independent accountants for the fiscal year 1998 which ended January 3, 1999. In connection with its audits for the three years ended January 3, 1999, the Company had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG would have caused them to make reference thereto in their report on the financial statements for such years.

A representative of KPMG has been invited and is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he so desires and is expected to be available to respond to appropriate questions of shareholders.

OTHER BUSINESS

The Board of Directors does not intend to present, and has no knowledge that others will present, any other business at the meeting. If, however, any other matters are properly brought before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best judgment.

COST OF SOLICITATION OF PROXIES

The cost of this solicitation will be paid by the Company. The Company has retained Corporate Investor Communications, Inc. ("CIC") to distribute proxy materials and solicit proxies in connection with the Annual Meeting. The Company will pay CIC $4,000 plus $3 per shareholder contacted plus reasonable out-of-pocket expenses for such activities. The Company will reimburse CIC for all printing costs, postage and freight charges incurred in connection with the delivery of the Company's proxy materials. In addition to the solicitation of proxies by mail, CIC may solicit proxies personally or by telephone. The company may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and the Company will reimburse such persons for their expenses in so doing.

SHAREHOLDER PROPOSALS

A shareholder proposal intended for inclusion in the proxy statement and form of proxy for the Annual Meeting of Shareholders of the Company to be held in 2000 must be received by the Company before December 9, 1999, at its offices at 5500 Village Boulevard, West Palm Beach, Florida 33407,
Attention: Secretary.

A shareholder who wishes to nominate a candidate for election to the Board of Directors must follow the procedures outlined in Section 2.04 of the Company's Code of Regulations. A copy of the Code of Regulations is available upon request from the Secretary of the Company, 5500 Village Boulevard, West Palm Beach, Florida 33407. One of the procedural requirements in the Code of Regulations is timely written notice of the nomination, in a form complying with the Code of Regulations. In order to nominate a candidate for the Board of Directors election at the 2000 Annual Meeting, this notice must be delivered to the Secretary of the Corporation before December 9, 1999.

                   Cooker Restaurant Corporation
          Proxy solicited on behalf of the Board of Directors

The undersigned hereby appoints G. Arthur Seelbinder, and Margaret A. Epperson, and each of them, severally, with full power of substitution, as proxies for the undersigned and hereby authorizes them to represent and to vote, as designated below, all of the Common Shares, without par value, of Cooker Restaurant Corporation held of record by the undersigned on May 21, 1999, at the Annual Meeting of Shareholders to be held on July 19, 1999, or any adjournment thereof, with all the power the undersigned would possess if present in person.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ALL NOMINEES.

To elect as directors the nominees named below for a term of three years and until their successors are duly elected and qualified.

NOMINEES: Henry R. Hillenmeyer, William Lehr Jackson

| | FOR all nominees listed above (except as marked to the contrary). | | WITHHOLD AUTHORITY to vote for all nominees listed above.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed above.)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

(Continued, and to be dated and signed, on the reverse side.)

                (Continued from the other side.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees for Director.


                                             Signed: __________________________
                                             Signed: __________________________

                                             Please sign exactly as your name
                                             appears hereon. If the holder is a
                                             corporation or partnership, please
                                             sign its name and add your own
                                             name and title. When signing as
                                             an attorney, executor,
                                             administrator, trustee or
                                             guardian, please also give your
                                             full title. If shares are held
                                             jointly EACH holder must sign.

                                             Dated: ___________________________

                                             | | I plan to attend the July 19,
                                             1999 Annual Meeting in West Palm
                                             Beach, FL. Please indicate the
                                             number of persons attending in
                                             the space provided._______________

                                             IMPORTANT: Please mark, sign and
                                             date this proxy and return it
                                             promptly in the enclosed envelope.
                                             No postage is required if mailed
                                             in the United States.